Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP REPORTS EARNINGS
FOR THE QUARTER ENDED MARCH 31, 2009
San Juan, Puerto Rico, April 27, 2009 — First BanCorp (the “Corporation”) (NYSE: FBP) today reported net income for the quarter ended March 31, 2009 of $21.9 million, compared to $33.6 million for the same quarter of 2008, a decrease of 35%. Total assets increased to $19.7 billion as of March 31, 2009 from $19.5 billion as of December 31, 2008. Total stockholders’ equity amounted to $2.0 billion as of March 31, 2009, an increase of $429.1 million from December 31, 2008, mainly due to the previously announced $400 million investment by the United States Department of the Treasury (the “U.S. Treasury”) in preferred stock of the Corporation. The Corporation’s return on average assets (ROA) and return on average common equity (ROACE) for the first quarter of 2009 were 0.45% and 2.65%, respectively, compared to 0.77% and 10.63%, respectively, for the quarter ended March 31, 2008. The Corporation’s tangible common equity ratio increased to 5.11% as of March 31, 2009 compared to 4.87% as of December 31, 2008. This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.
Mr. Luis M. Beauchamp, Chairman and CEO of First BanCorp commented, “We are pleased to report a profitable first quarter for 2009 with net income of $21.9 million. In the face of adversity we continued focused on our core strategies to enhance the business, manage the quality of our assets and improve efficiency across all business lines and geographies. Opportunities continued to arise in all of our markets and the Corporation was able to increase its loan and deposit portfolios, grow in number of customers and contribute to the communities it serves.”
Mr. Beauchamp continued, “The sustained deterioration of the local and mainland economies impacted the financial performance of the Corporation, as seen in the increases in our non-performing assets and credit losses. The Corporation continued to proactively manage the quality of its portfolios and adequacy of reserves as needed. As we confront the challenging economic scenario, First BanCorp has approximately $2 billion in capital, the largest capital position for the Corporation in its 60-year history, and presently enjoys approximately $740 million in capital above the regulatory minimum for total capital.”
“Also, the Corporation will continue implementing its profit improvement strategies, which have already began to provide positive results, while taking advantage of market opportunities to strengthen our competitive position and improve our income generating capabilities,” concluded Mr. Beauchamp.
First Quarter of 2009 Key Performance Highlights
•	Total loan portfolio reached $13.5 billion. During the quarter $1.3 billion in new loans were originated, including a $500 million loan facility extended to the Puerto Rico Sales Tax Financing Corp. (COFINA under its Spanish acronym), an instrumentality of the Government of Puerto Rico, compared to $1.0 billion in loan origination for the first quarter of 2008.

•	Mortgage loan production, including purchases, reached $132.9 million. During the first quarter of 2009, and for the first time in several years, the Corporation completed securitization of approximately $73 million of FHA/VA mortgage loans into GNMA MBS and approximately 52% of the residential mortgage loan originations in Puerto Rico during the first quarter of 2009 consisted of conforming mortgage loans.

•	Total deposits, excluding brokered certificates of deposit (CDs), increased to $4.7 billion, up $109.0 million or 2% from $4.6 billion as of December 31, 2008. Most of the increase in core deposit growth was achieved in Puerto Rico, the Corporation’s main market, where at year end 2008 we had reached the second position in deposit market share (net of brokered CDs). During this quarter the Corporation launched CDARS (Certificate of Deposit Account Registry Service) a highly attractive product that provides FDIC insurance for up to $50 million.

•	Total stockholders’ equity of $2.0 billion, an increase of $429.1 million since December 31, 2008, mainly due to the $400 million investment by the U.S. Treasury in preferred stock of the Corporation under the Capital Purchase Program (“CPP”).

•	Net interest income of $121.6 million, down $2.9 million or 2%, compared to $124.5 million for the first quarter of 2008.

•	Credit Quality:
•	Non-performing assets of $773.5 million, up $136.3 million since December 31, 2008 of which $315.4 million are residential mortgage loans;

•	Provision for loan and lease losses of $59.4 million, up $13.6 million, or 30%, from $45.8 million for the first quarter of 2008;

•	Net loan and lease charge-offs increased 51% to $38.4 million from $25.5 million for the same period a year ago and total credit losses (equal to net gains and losses on Real Estate Owned (REO) operations plus net charge-offs) increased 52% to $43.8 million from $28.7 million for the first quarter of 2008;

•	Net loan and lease charge-offs and non-performing assets of the consumer portfolio have begun to show improvements as evidenced by a decrease of 20% and 16% respectively when compared to the previous trailing quarter.
•	Gain on sale of investments (mainly U.S. sponsored agency mortgage-backed securities (MBS)) of $17.8 million, compared to a gain on sale of investments of $6.9 million for the first quarter of 2008.

•	Non-interest expenses of $84.5 million, up $2.3 million or 3%, compared to $82.2 million for the first quarter of 2008. Excluding the non-controllable increase of 7 basis points to the deposit insurance assessment rate, or $2.5 million increase, and the increase in losses on REO operations of $2.1 million, non-interest expenses decreased by $2.3 million, or 3%, compared to the first quarter of 2008.

•	Income tax benefit of $14.2 million, compared to a benefit of $7.7 million for the first quarter of 2008.
FIRST QUARTER FINANCIAL REVIEW
Net Interest Income
First Quarter of 2009 compared to First Quarter of 2008
Net interest income decreased 2% to $121.6 million for the first quarter of 2009, from $124.5 million in the first quarter of 2008. Net interest income was adversely impacted by lower loan yields, resulting from a significant increase in non-accrual loans and from the repricing of variable-rate construction and commercial loans tied to short-term indexes. Net interest margin on a tax-equivalent basis decreased from 3.09% for the first quarter of 2008 to 2.85% for the first quarter of 2009. Lower loan yields more than offset the benefit of lower short-term rates in the average cost of funding and the increase in average interest-earning assets. The weighted-average yield on loans on a tax-equivalent basis decreased from 7.33% to 5.77%. The target for the Federal Funds rate was lowered between 400 and 425 basis points from December 31, 2007 to March 31, 2009 and the Prime Rate dropped to 3.25% from 7.25% as of December 31, 2007. The Corporation’s balance sheet moved modestly into an asset sensitive position, exacerbated by the significant increase of over $300 million in non-performing assets since March 2008, (refer to Non-Performing Assets discussion below) and the high level of MBS prepayments. The effect of lower short-term rates on the Corporation’s average cost of funds was partially mitigated by interest risk management strategies implemented by the Corporation, in particular during the second half of 2008, to reduce its exposure to high levels of market volatility by, among other things, entering into long-term and structured repurchase agreements, which replaced short-term borrowings. The increase in average earning assets was mainly driven by the increase on the Corporation’s commercial and residential mortgage loan portfolio. The Corporation is currently originating loans and renegotiating existing ones at higher credit spreads to account for inherent risks in the current economy. Such actions will positively impact net interest income going forward.
First Quarter of 2009 compared to Fourth Quarter of 2008 (Trailing Quarter Comparison)
Net interest income was $121.6 million for the first quarter of 2009, a decrease of $2.6 million compared to the fourth quarter of 2008. Net interest income includes a net unrealized gain of $3.6 million for the first quarter of 2009, compared to a net unrealized loss of $5.3 million for the fourth quarter of 2008, related to the fair value of derivative instruments and financial liabilities elected to be measured at fair value under SFAS No. 159 (“SFAS 159 liabilities”). Compression in net interest margin was observed in the first quarter of 2009, compared to the previous trailing quarter ended on December 31, 2008, in connection with lower yields on the Corporation’s interest-earning assets that more than offset the decrease in the average cost of funds. The repricing of floating-rate commercial and construction loans at lower rates, the significant increase in non-accrual loans and the acceleration of mortgage-backed securities prepayments adversely impacted the Corporation’s net interest margin. The average yield on the Corporation’s loan portfolio on a tax-equivalent basis decreased to 5.77% for the first quarter of 2009 from 6.57% for the previous trailing quarter mainly driven by the repricing of floating-rate loans tied to short-term indexes. The adverse impact of lower loan yields was partially offset by a decrease in the average cost of funding attributable to the refinancing of brokered CDs, that matured or were called during 2009, with alternate sources of funding at a lower cost and, to a lesser extent, the use of available liquidity to pay-down maturing borrowings. Approximately $2.7 billion of brokered CDs matured or were called during the first quarter of 2009, of which approximately $1.4 billion were replaced with advances from the Federal Home Loan Bank (FHLB) and from the Federal Reserve Bank (FED) to decrease interest expense and improve the matching with current loan yields. The volume of swapped-to-floating brokered CDs decreased in 2009 from $1.1 billion at the beginning of the year to $318 million as of March 31, 2009. In the first quarter of 2009, the Corporation received approval to participate in the Borrower-in-Custody Program (“BIC”) of the FED. Through the BIC program, a broad range of loans (including commercial, consumer and mortgages) may be pledged as collateral for borrowings through the FED Discount Window and the Corporation has increased its use of this low-cost source of funding. As of March 31, 2009, the Corporation had approximately $1.9 billion on assets pledged at the FED through the BIC program. Also, the current low interest rate levels made available short-term brokered CD rates with lower spreads over LIBOR rates, as reflected in the $1.2 billion of new brokered CDs issued in the latter part of the first quarter of 2009 at an average rate of 0.72%, which contributed to the overall decrease in the cost of funding.
MBS prepayments have accelerated as a result of low interest rates on mortgages, and are expected to continue to occur at high levels for the upcoming months because the U.S. Government’s economic recovery plan includes measures designed to facilitate mortgage re-financings. This scenario presents an additional challenge for the Corporation since the current interest rate environment may require the reinvestment of proceeds at lower prevailing rates. In response to high prepayment expectations, during the first quarter of 2009 the Corporation began to restructure its investment portfolio, completing the sale of approximately $423 million in investment securities (mainly U.S. agency MBS), taking advantage of the surge in MBS prices and realizing gains in the process (refer to “Non-interest income” discussion below). Proceeds from the sale and prepayments of MBS, as well as proceeds from the $220 million U.S. agency debentures called during the quarter, were reinvested in part in U.S. agency callable debentures with contractual maturities ranging from two to three years (approximately $490 million) and U.S. agency floating-rate collateral-mortgage obligations (approximately $125 million). Also, during the first quarter of 2009, the Corporation began and completed the securitization of approximately $73 million of FHA/VA mortgage loans into GNMA MBS, of which approximately $25 million were sold before the end of the first quarter with the remaining portion retained as part of the investment portfolio.
Non-Interest Income
Non-interest income increased to $30.1 million for the first quarter of 2009 from $19.4 million for the fourth quarter of 2008, and from $29.4 million for the first quarter of 2008. These variances are mainly related to the sale of investment securities, including a realized gain of $17.8 million on the sale of certain investments (mainly U.S. sponsored agency fixed-rate MBS) during the first quarter of 2009, compared to a realized gain of $11.0 million recorded in the fourth quarter of 2008 and a realized gain of $6.9 million for the first quarter of 2008. During the first quarter of 2009, the Corporation sold approximately $423 million in investment securities (mainly U.S. agency MBS). As the U.S. Government continues to engineer an economic recovery plan, some of the tactics include measures designed to facilitate and spur mortgage re-financings. Part of the objective is to allow homeowners to avoid foreclosures, but, as a result, mortgage-backed bondholders would experience a sharp increase in the prepayment of their securities, albeit at a price of par.
It is widely anticipated that a high prepayment scenario will prevail through the rest of the year. As an example, early in the year such expectations translated to a constant prepayment rate (CPR) of over 40% in 2009 for FNMA 5.50% 30-year residential pass-through securities. Given the outlook, and the fact that certain available-for-sale securities were trading at a substantial premium over par, the Corporation began, and has continued in the second quarter, to re-structure its investment portfolio, which has resulted in the realization of gains on sales in the process rather than getting them pre-paid at par.
In addition, lower other-than-temporary impairment charges were recorded during the first quarter of 2009 ($0.4 million for certain equity securities), as compared to other-than-temporary impairment charges of $4.8 million for the fourth quarter of 2008 that were mainly related to auto industry corporate bonds and certain equity securities. No other-than-temporary impairment charges were recorded in the first quarter of 2008. The Corporation’s remaining exposure to auto industry corporate bonds as of March 31, 2009 amounted to $1.5 million, while the exposure to equity securities (other than FHLB stock) was approximately $1.8 million.

The impact of realized gains on sale of MBS securities was partially offset, when compared to the first quarter of 2008, by the $9.3 million gain on the mandatory redemption of a portion of the Corporation’s investment in VISA as part of VISA’s Initial Public Offering (IPO) in March 2008. Also, there was a decrease of $0.2 million, as compared to the first quarter of 2008, in service charges on deposit accounts mainly due to a lower volume of transactions in response to the current economic environment that influence customers’ behavior.
Non-Interest Expenses
First Quarter of 2009 compared to First Quarter of 2008
Non-interest expenses increased to $84.5 million from $82.2 million for the first quarter of 2008. The increase was driven primarily by a 7 basis points increase in the FDIC deposit insurance premium, which is a non-controllable expense, and by higher losses in REO operations, driven by a higher inventory and declining real estate prices, that have caused write-downs of the value of repossessed properties. However, the Corporation had decreases in its ordinary operating expenses, including a $1.9 million decrease in professional service fees, a decrease of $1.1 million in business promotion expenses and a decrease of $2.1 million in employees’ compensation and benefit expenses, as the Corporation continues with cost reduction efforts.
The increase in the regular assessment rate imposed by the FDIC for the first quarter of 2009 resulted in approximately a $2.5 million increase in the deposit insurance premium expense. An emergency special assessment of 20 cents per $100 insured deposits was approved by the FDIC during the first quarter of 2009, for collection by the FDIC in the third quarter of 2009, based on applicable deposits balance as of June 30, 2009. The Corporation’s estimated charge of $24.8 million for this special assessment will be accrued during the second quarter of 2009 when the assessment becomes effective. The FDIC is considering halving the emergency fee to 10 cents per $100 insured deposits, from the 20 cents per $100 insured deposits approved in February 2009.
Also contributing to higher non-interest expenses was a $3.7 million impairment of the core deposit intangible of FirstBank Florida. The core deposit intangible represents the value of the premium paid to acquire core deposits of an institution. Upon the acquisition of FirstBank

Florida in 2005, the Corporation recorded a core deposit intangible of $17.3 million. The amortized book value of $11.7 million was evaluated and, the evaluation calculated an estimated value of $8.0 million, under SFAS No. 144. This non-cash impairment charge, attributed to decreases in the base of core deposits acquired, does not affect the Corporation’s cash balances, liquidity or operations. Moreover, the charge will not have a negative impact on the Corporation’s tangible capital and regulatory capital ratios.
First Quarter of 2009 compared to Fourth Quarter of 2008 (Trailing Quarter Comparison)
Non-interest expenses decreased to $84.5 million for the first quarter of 2009 from $87.0 million for the previous trailing quarter. The decrease was driven by a lower loss in REO operations for the first quarter of 2009, as compared to the previous trailing quarter, reflecting the impact in the previous quarter of a $5.3 million write-down in the value of the last remaining foreclosed condo-conversion project in the U.S. mainland. The Corporation expects to complete the sale of this property during the second quarter of 2009. A decrease was also observed in electricity and occupancy-related expenses, as well as in business promotion expenses. The Corporation has been able to continue the growth of its operations without incurring substantial additional operating expenses. Partially offsetting these factors was the non-controllable increase in the deposit insurance premium expense and the core deposit intangible impairment recorded in the first quarter of 2009, as discussed above. The Corporation is committed to its business rationalization program that includes cost-cutting initiatives, which are being reflected in lower expenses and an efficiency ratio of 56%, down from 61% for the fourth quarter of 2008. Refer to Table 4 of accompanying Exhibit A for additional details.

Allowance for Loan and Lease Losses
The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

Quarter Ended
March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008

Allowance for loan and lease losses, beginning of period	$281,526	$261,170	$190,168
Provision for loan and lease losses	59,429	48,513	45,793

Loans net charge-offs:
Residential real estate	(7,162)	(2,239)	(1,239)
Commercial	(7,907)	(6,566)	(4,172)
Construction	(8,523)	(402)	(3,785)
Finance leases	(1,920)	(2,810)	(2,372)
Consumer	(12,912)	(16,140)	(13,898)

Net charge-offs	(38,424)	(28,157)	(25,466)

Allowance for loan and lease losses, end of period	$302,531	$281,526	$210,495

Allowance for loan and lease losses to period end total loans receivable	2.24%	2.15%	1.74%
Net charge-offs (annualized) to average loans outstanding during the period	1.16%	0.87%	0.85%
Provision for loan and lease losses to net charge-offs during the period	1.55	x	1.72	x	1.80	x
First Quarter of 2009 compared to First Quarter of 2008
The provision for loan and lease losses amounted to $59.4 million, or 155% of net charge-offs, for the first quarter of 2009, compared to $45.8 million, or 180% of net charge-offs, for the first quarter of 2008. The increase, as compared to the first quarter of 2008, is mainly attributable to: higher specific reserves for impaired loans, in particular construction loans in the U.S. mainland; higher general reserves for potential losses inherent in the construction and residential mortgage loan portfolio in Puerto Rico, to account for trends in delinquency and charge-offs levels, as well as the deteriorating economic and housing market environment; and the overall growth on the Corporation’s loan portfolio.
During the first quarter of 2009, several commercial and construction loans were classified as impaired under SFAS No.114 due to current economic conditions. As of March 31, 2009, there was $661.6 million of impaired construction and commercial loans with a related specific reserve of $99.7 million, compared to $481.3 million with a related specific reserve of $83.4 million as of

December 31, 2008, and $178.3 million with a related specific reserve of $22.7 million as of March 31, 2008. The increase in impaired loans for the first quarter of 2009 is mainly related to the construction loan portfolio in the U.S. mainland, which accounted for approximately $103.8 million, or 58% of the total increase in impaired loans since December 2008.
Among construction loans classified as impaired in the U.S mainland during the first quarter of 2009 are a $65.8 million loan extended for the acquisition and development of land and commercial properties (former hotel building) in Miami Beach, Florida and a $39.2 million land loan for future development of a residential project in Miami-Dade County, Florida, both affected by the real estate market slowdown. It is probable that the Corporation will not be able to collect all amounts due according to the original contractual terms of these loan agreements; however, loan-to-value ratios continue to be adequate even with the current deterioration of the real estate market in Florida. The Corporation’s loan portfolio in the United States mainland, primarily in the state of Florida, totals $1.5 billion, or 11% of the total loan portfolio.
The construction loan portfolio in Puerto Rico accounted for $36.5 million, or 20% of the total increase in impaired loans since December 2008. In Puerto Rico, a $20.3 million construction loan extended for land development and construction of a residential housing project was classified as impaired during the first quarter of 2009. The development of this project has been delayed in light of lower than expected demand due to diminished consumer purchasing power and general economic conditions.
First Quarter of 2009 compared to Fourth Quarter of 2008 (Trailing Quarter Comparison)
The provision for loan and lease losses for the first quarter of 2009 increased by $10.9 million compared to the previous trailing quarter ended on December 31, 2008. An increase in delinquency levels and the overall increase in the volume of the Corporation’s loan portfolio significantly contributed to the higher provision. Also, higher general reserves for the construction and residential mortgage loan portfolio in Puerto Rico to account for higher delinquency levels, higher charge-offs and a deteriorating economic and housing market environment significantly contributed to a higher provision for loan and lease losses. The Puerto Rico housing market has not seen the dramatic decline in housing prices that is affecting the U.S. mainland; however, there has been a lower demand for houses due to diminished consumer purchasing power and confidence. Despite the sustained deterioration in the credit quality of the

Corporation’s loan portfolio and the increase in impaired loans, as discussed above, lower charges to reserves for impaired loans were recorded in the first quarter of 2009 compared to the fourth quarter of 2008. This was attributable to a lower increase in impaired commercial loans as compared to the increase observed in the fourth quarter of 2008, partially offset by the aforementioned reserve increase necessary for the construction loan portfolio.
Credit Losses
First Quarter of 2009 compared to First Quarter of 2008
The Corporation’s net charge-offs for the first quarter of 2009 were $38.4 million or 1.16% of average loans on an annualized basis, compared to $25.5 million or 0.85% of average loans on an annualized basis for the same period in 2008. The increase in net charge-offs was driven by higher charge-offs for residential, commercial and construction loans. A significant portion of charge-offs for the residential mortgage loan portfolio were related to a higher volume of foreclosed properties acquired in satisfaction of loans during the first quarter of 2009 and subsequent sales at lower prices due to the Corporation’s intent not to accumulate REO inventory. The increase in residential mortgage charge-offs was also driven by periodic analyses performed on a higher volume of past-due residential mortgage loans with high original loan-to-value ratios that consider recent trends, conditions and other relevant factors. Also, the commercial loan portfolio in Puerto Rico has been adversely impacted by the deteriorating economic conditions, while a $5.2 million charge-off was recorded on a residential housing project construction loan in Puerto Rico that is part of the impaired relationship discussed above. This impaired relationship consisted of two impaired residential housing construction loans; a $9.9 million loan (net of the $5.2 million charge-off) and the $20.3 million loan classified as impaired during the first quarter of 2009. The ratio of net charge-offs to average loans on the Corporation’s residential mortgage loan portfolio was 0.82% for the quarter ended March 31, 2009, lower than the approximately 1.6% average charge-off rate for commercial banks in the U.S. mainland reported for the fourth quarter of 2008.
First Quarter of 2009 Compared to Fourth Quarter of 2008 (Trailing Quarter Comparison)
Total net charge-offs increased by $10.3 million for the first quarter of 2009, as compared to net charge-offs for the fourth quarter of 2008, as a result of the depressed economy and driven by higher charge-offs for residential, commercial and construction loans as mentioned above. The

Corporation observed decreases in net charge-offs for consumer loans (including finance leases) which amounted to $14.8 million for the first quarter of 2009, as compared to $19.0 million for the previous trailing quarter.
The following table presents annualized charge-offs to average loans held-in-portfolio:

	For the Quarter Ended
	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Residential mortgage loans	0.82%	0.26%	0.19%	0.14%	0.16%
Commercial loans	0.52%	0.45%	0.46%	0.81%	0.32%
Construction loans	2.21%	0.11%	0.27%	0.68%	1.03%
Consumer loans (1)	2.84%	3.54%	2.98%	3.02%	3.20%
Total loans	1.16%	0.87%	0.80%	0.97%	0.85%

(1)	Includes Lease Financing.

The following table presents charge-offs (annualized for the quarters) to average loans held-in-portfolio by geographic segment:

	Quarter Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
PUERTO RICO:

Residential mortgage loans	0.86%	0.24%	0.20%
Commercial loans	0.53%	0.36%	0.36%
Construction loans	3.17%	0.13%	0.00%
Consumer loans (1)	2.61%	3.32%	3.22%
Total loans	1.19%	0.87%	0.85%

VIRGIN ISLANDS:

Residential mortgage loans (2)	0.03%	-0.01%	0.00%
Commercial loans (2)	0.38%	0.02%	-0.04%
Construction loans	0.00%	0.00%	0.00%
Consumer loans	4.00%	4.47%	2.92%
Total loans	0.60%	0.60%	0.43%

UNITED STATES:

Residential mortgage loans	1.43%	0.66%	0.03%
Commercial loans	0.43%	1.52%	0.00%
Construction loans	1.37%	0.10%	2.37%
Consumer loans	9.95%	10.66%	3.44%
Total loans	1.31%	1.06%	1.13%

(1)	Includes Lease Financing.

(2)	Loan recoveries of residential mortgage loans for the fourth quarter of 2008 and of commercial loans for the first quarter of 2008 in Virgin Islands exceeded loan charge-offs.
Total credit losses (equal to net charge-offs plus losses on REO operations) increased 17% to $43.8 million, or 1.32% on an annualized basis to average loans and repossessed assets for the first quarter of 2009, in contrast to credit losses of $37.5 million, or a loss rate of 1.15%, for the fourth quarter of 2008 and $28.7 million, or a loss rate of 0.96%, for the first quarter of 2008.
Non-Performing Assets
Total non-performing assets as of March 31, 2009 were $773.5 million, compared to
$637.2 million as of December 31, 2008. The slumping economy and deteriorating housing market in the United States coupled with recessionary conditions in Puerto Rico’s economy have resulted in higher non-performing balances in most of the Corporation’s loan portfolios.

     United States
With regards to the United States portfolio, total non-performing assets increased by $34.9 million to $138.9 million as of March 31, 2009. Several commercial mortgage loans that entered non-accruing status accounted for approximately $20.4 million of the increase in non-performing assets as compared to December 31, 2008. These commercial mortgage loans are individually collateralized by shopping centers, office buildings and a hotel facility, all located in the State of Florida. In addition, a $6.7 million, net of impairment of $0.8 million, construction loan granted for the development of an 18 unit residential complex was classified as non-accruing during the quarter. The balance of non-accruing residential mortgage loans continued to be adversely affected by the deteriorating economic conditions in the United States, which accounted for $16.1 million of the increase in non-accruing residential mortgage loans and for $0.8 million of the increase in foreclosed residential properties compared to balances as of December 31, 2008. The increases in non-performing United States assets were partially offset by a $7.1 million construction loan (net of a charge-off and total loss of $1.1 million) that was paid-off during the quarter.
     Puerto Rico
Non-performing assets in Puerto Rico increased to $617.0 million as of March 31, 2009 from $512.6 million as of December 31, 2008. There were three construction loans in Puerto Rico that accounted for $41.1 million of the increase in non-performing assets and are primarily residential real estate construction loans adversely impacted by the slow real estate market that affected the loan’s source of repayment. The weakening economic conditions in Puerto Rico have also affected the volume of non-performing residential mortgage and commercial loans, which increased by $24.5 million and $32.5 million, respectively, since December 31, 2008. The volume of repossessed real estate properties in Puerto Rico also increased from $22.0 million as of December 31, 2008 to $33.1 million as of March 31, 2009. The Corporation continues to provide homeownership preservation assistance to its customers through a loss mitigation program. Since the inception of the program in the third quarter of 2007, the Corporation has completed approximately 384 loan modifications with an outstanding balance of approximately $63.0 million as of March 31, 2009. Of this amount, $58.2 million have been outstanding long enough to be considered for interest accrual, of which $30.7 million have been formally returned to accruing status after a sustained period of repayments.
In contrast to the above, non-performing consumer assets (including finance leases) decreased by $7.8 million compared to December 31, 2008 balances.

As previously reported in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, 90-days past due and still accruing loans significantly decreased during the first quarter of 2009. Most of these loans consisted of matured construction loans according to contractual terms, but current with respect to interest payments, and decreased from $471.4 million as of December 31, 2008 to $208.3 million as of March 31, 2009, a 56% decrease. The $208.3 million outstanding as of March 31, 2008 includes the $65.8 million impaired loan extended for the acquisition and development of land and commercial properties (former hotel building) in Miami Beach, Florida, discussed above. The Corporation has successfully renewed most of these loans and is committed to complete the renewal process for the remaining portion in the upcoming months.
Income Taxes
For the quarter ended March 31, 2009, the Corporation recognized an income tax benefit of $14.2 million, compared to an income tax benefit of $7.7 million recorded for the same period in 2008. The positive fluctuation in the financial results was mainly attributable to lower taxable income, deferred tax benefits resulting from a higher provision for loan losses and adjustments to deferred tax amounts, as a result of changes to the Puerto Rico Internal Revenue Code of 1994, as amended, (the “PR Code”) enacted rates.
On March 9, 2009, the Government of Puerto Rico approved legislation, Act No. 7 (the “Act”), to stimulate Puerto Rico’s economy and to reduce the Puerto Rico Government’s fiscal deficit. The Act imposes a series of temporary and permanent measures, including the imposition of a 5% surtax over the total income tax determined, which is applicable to corporations, among others, whose combined income exceeds $100,000. In addition, under the Act, all International Banking Entities (“IBEs”) will be subject to a special 5% tax on their net income not otherwise subject to tax pursuant to the PR Code. These two temporary measures are effective for tax years that commenced after December 31, 2008 and before January 1, 2012. Accordingly, the Corporation recorded an additional income tax benefit of $4.3 million for the quarter ended March 31, 2009. Deferred tax amounts have been adjusted for the effect of the change in the income tax rate considering the enacted tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.
The Corporation expects to reverse during the second quarter of 2009 approximately $16.1 million of Unrecognized Tax Benefits, including $5.3 million of related accrued interest, for positions taken on income tax returns recorded under the provisions of Financial Accounting

Standard Board Interpretation No. (“FIN”) 48 due to the lapse of the statute of limitations for the 2004 taxable year. The statute of limitations under the PR Code is 4 years; and under the applicable law for Virgin Islands and U.S. income tax purposes is 3 years after a tax return is due or filed, whichever is later. All tax years subsequent to 2004 remain open for examination under the PR Code and taxable years subsequent to 2005 remain open to examination for Virgin Islands and U.S. income tax purpose.
Financial Condition and Operating Data
Total assets as of March 31, 2009 amounted to $19.7 billion, an increase of $217.9 million compared to total assets as of December 31, 2008. The Corporation’s loan portfolio increased by $444.8 million (before the allowance for loan and lease losses), driven by the $500 million facility extended to COFINA, a public corporation of the Government of Puerto Rico, which will help the local government implement its economic stimulus plan. The loan has a three-year term and will be repaid with funds from future COFINA bond issues. The Corporation is committed to assisting in the efforts to revitalize the local economy. Partially offsetting the increase in the loan portfolio were the aforementioned sale of approximately $423 million of investment securities (mainly U.S. agency MBS), $220 million of U.S agency debentures called during the first quarter of 2009, the acceleration in MBS prepayments and the use of excess liquidity to pay down maturing borrowings. The Corporation had begun to restructure its investment portfolio in the first quarter of 2009 and purchased approximately $490 million of shorter-term securities (2-3 years U.S. agency debentures) and approximately $125 million of floating U.S. agency collateral mortgage obligations.
As of March 31, 2009, total liabilities amounted to $17.7 billion, a decrease of approximately $211.2 million, as compared to $17.9 billion as of December 31, 2008. The decrease in total liabilities was mainly attributable to excess liquidity used to repay maturing borrowings, in particular brokered CDs and repurchase agreements. Also, the Corporation is using low-cost alternate sources of funding, such as advances from FHLB and from the FED, for refinancing brokered CDs called or matured. Total deposits, excluding brokered CDs, increased by $109.0 million from the balance as of December 31, 2008, reflecting increases in core-deposit products such as savings and interest-bearing checking accounts. In Puerto Rico, the Corporation’s primary market, total deposits, excluding brokered CDs, increased by $153.3 million from the balance as of December 31, 2008. During the first quarter of 2009, the Corporation expanded its products offerings providing customers access to full FDIC insurance on deposits of up to $50 million through CDARS. CDARS deposits amounted to approximately $18.4 million as of March 31, 2009.
The Corporation’s stockholders’ equity amounted to $2.0 billion as of March 31, 2009, an increase of $429.1 million compared to the balance as of December 31, 2008, driven by the U.S. Treasury’s $400 million investment in the Corporation through the CPP and a net unrealized gain of $25.4 million on the fair value of available-for-sale securities recorded as part of comprehensive income. The increase in the fair value of available-for-sale securities resulted from the recent surge in MBS prices as mortgage rates decreased. Partially offsetting these increases were dividends amounting to $18.2 million for the first quarter of 2009 ($6.5 million, or $0.07 per common stock, and $11.7 million in preferred stock). The ROACE ratio decreased from 3.88% for the fourth quarter of 2008 to 2.65% for the first quarter of 2009, mainly attributed to the increase in preferred dividends. Net income available to common stockholders was affected by $4.2 million in dividends and the $0.9 million non-cash discount amortization on the Corporation’s Cumulative Preferred Stock issued under the U.S. Treasury’s CPP.

The Corporation’s tangible common equity ratio stands at 5.11% as of March 31, 2009, compared to 4.87% as of December 31, 2008, positively affected by unrealized gains on the available-for-sale securities portfolio. The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets for the periods ended March 31, 2009, December 31, 2008 and March 31, 2008, respectively:

	March 31,	December 31,	March 31,
(In thousands)	2009	2008	2008

Total equity per consolidated financial statements	$1,977,240	$1,548,117	$1,450,258
Preferred equity	(925,162)	(550,100)	(550,100)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(19,273)	(23,985)	(27,543)

Tangible common equity	$1,004,707	$945,934	$844,517

Total assets per consolidated financial statements	$19,709,150	$19,491,268	$18,149,029
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(19,273)	(23,985)	(27,543)

Tangible assets	$19,661,779	$19,439,185	$18,093,388

Tangible common equity ratio	5.11%	4.87%	4.67%
Liquidity and Capital
The Corporation has maintained a basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) in excess of a 5% self-imposed minimum limit amount over total assets. As of March 31, 2009, the estimated basic surplus ratio of approximately 9.6% included un-pledged assets, FHLB lines of credit, collateral pledged at the FED Discount Window Program, and cash. Un-pledged assets as of March 31, 2009 mainly consisted of fixed-rate MBS and U.S. agency debentures totaling $681 million, which can be sold under agreements to repurchase. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations; and does not include them in the basic surplus computation. The Corporation has taken direct actions to keep sound liquidity levels and to safeguard its access to credit. Such initiatives include, among other things, the posting of additional collateral thereby increasing its borrowing capacity with the FHLB and the FED through the discount window program and the request for and receipt of the approval of the FED to participate in the BIC program. Approximately $1.9 billion of assets were pledged under the BIC program as of March 31, 2009, including auto loans and commercial loans. The Corporation will continue to monitor the different alternatives available under programs currently in place by the FED and the FDIC.

The Corporation is well-capitalized and in a good position to manage the economic downturn, having unprecedented margins over minimum well-capitalized regulatory requirements. The total regulatory capital ratio is estimated to be close to 15% and the Tier 1 capital ratio is estimated to be close to 14% as of March 31, 2009. This translates to approximately $740 million and $1.1 billion of total capital and Tier 1 capital, respectively, in excess of the total capital and Tier 1 capital well capitalized requirements of 10% and 6%, respectively.
The Corporation will use this excess capital to further strengthen its ability to support growth strategies that are centered on customers needs and together with private and public sector initiatives, support the local economy and the communities it serves during the current economic environment.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 194 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.
Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the risks arising from credit and other risks of the Corporation’s lending and investment activities, including the condo conversion loans from its Miami Corporate Banking operations and the construction and commercial loan portfolios in Puerto Rico, which have affected and may continue to affect, among other things, the level of non-performing assets, charge-offs and the provision expense; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; decrease demand for the Corporation’s products and services and lower revenues and earnings because of the recession in the United States, the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; changes in general economic conditions in the United States and Puerto Rico, including the interest rate scenario, market liquidity, rates and prices, and the disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for the Corporation’s products and services and the value of the Corporation’s assets, including the value of the interest rate swaps that economically hedge the interest rate risk mainly relating to brokered certificates of deposit and medium-term notes as well as other derivative instruments used for protection from interest rate fluctuations; uncertainty about the impact of measures adopted by the Puerto Rico government in response to its fiscal situation on the different sectors of the economy; uncertainty about the effectiveness and impact of the U.S. government’s rescue plan, including the bailout of U.S. housing government-sponsored agencies, on the financial markets in general and on the Corporation’s business, financial condition and results of operations; risks of not being able to recover all assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; risks associated with the soundness of other financial institutions; developments in technology; the impact of Doral Financial Corporation’s and R&G Financial Corporation’s financial condition on the repayment of their outstanding secured loans to the Corporation; the Corporation’s ability to issue brokered certificates of deposit and fund operations; risks associated with downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; and risks associated with regulatory and legislative changes for financial services companies in Puerto Rico, the United States, and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A
Table 1. Selected Financial Data
SELECTED FINANCIAL DATA
(In thousands, except for per share and financial ratios)

	Quarter ended
	March 31,	December 31,	March 31,
	2009	2008	2008

Condensed Income Statements:
Total interest income	$258,323	$282,910	$279,087
Total interest expense	136,725	158,714	154,629
Net interest income	121,598	124,196	124,458
Provision for loan and lease losses	59,429	48,513	45,793
Non-interest income	30,053	19,390	29,380
Non-interest expenses	84,528	87,045	82,187
Income before income taxes	7,694	8,028	25,858
Income tax benefit	14,197	10,780	7,731
Net income	21,891	18,808	33,589
Net income attributable to common stockholders	6,773	8,739	23,520
Per Common Share Results:
Net income per share basic	$0.07	$0.09	$0.25
Net income per share diluted	$0.07	$0.09	$0.25
Cash dividends declared	$0.07	$0.07	$0.07
Average shares outstanding	92,511	92,511	92,504
Average shares outstanding diluted	92,511	92,706	92,592
Book value per common share	$11.37	$10.78	$9.73
Tangible book value per common share	$10.86	$10.22	$9.13
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	0.45	0.39	0.77
Interest Rate Spread (1)	2.47	2.71	2.64
Net Interest Margin (1)	2.85	3.06	3.09
Return on Average Total Equity	4.66	5.19	9.36
Return on Average Common Equity	2.65	3.88	10.63
Average Total Equity to Average Total Assets	9.73	7.54	8.18
Tangible common equity ratio	5.11	4.87	4.67
Dividend payout ratio	95.72	74.13	27.53
Efficiency ratio (2)	55.74	60.62	53.42
Asset Quality:
Allowance for loan and lease losses to loans receivable	2.24	2.15	1.74
Net charge-offs (annualized) to average loans	1.16	0.87	0.85
Provision for loan and lease losses to net charge-offs	154.66	172.29	179.82
Non-performing assets to total assets	3.92	3.27	2.56
Non-accruing loans to total loans receivable	5.27	4.49	3.49
Allowance to total non-accruing loans	42.49	47.95	49.94
Allowance to total non-accruing loans excluding residential real estate loans	76.28	90.16	109.73
Other Information:
Common Stock Price: End of period	$4.26	$11.14	$10.16

	As of	As of
	March 31,	December 31,
	2009	2008

Balance Sheet Data:
Loans and loans held for sale	$13,533,087	$13,088,292
Allowance for loan and lease losses	302,531	281,526
Money market and investment securities	5,506,997	5,709,154
Intangible assets	47,371	52,083
Deferred tax asset, net	140,851	128,039
Total assets	19,709,150	19,491,268
Deposits	11,619,348	13,057,430
Borrowings	5,903,751	4,736,670
Total preferred equity	925,162	550,100
Total common equity	969,327	940,628
Accumulated other comprehensive income, net of tax	82,751	57,389
Total equity	1,977,240	1,548,117

1-	On a tax equivalent basis (see discussion in Table 2 below).

2-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial instruments measured at fair value under SFAS 159.

Table 2. Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

	Average volume			Interest income(1) / expense			Average rate(1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2009	2008	2008	2009	2008	2008	2009	2008	2008
			(Dollars in thousands)

Interest-earning assets:
Money market & other short-term investments	$114,837	$164,827	$429,441	$91	$309	$3,259	0.32%	0.75%	3.05%
Government obligations (2)	1,141,091	1,015,554	2,268,554	19,601	17,610	37,145	6.97%	6.90%	6.59%
Mortgage-backed securities	4,254,355	4,671,053	2,393,727	63,421	73,911	33,991	6.05%	6.29%	5.71%
Corporate bonds	7,711	6,103	6,267	33	145	141	1.74%	9.45%	9.05%
FHLB stock	71,119	62,358	61,748	360	481	1,121	2.05%	3.07%	7.30%
Equity securities	2,360	2,996	4,263	18	18	11	3.09%	2.39%	1.04%

Total investments (3)	5,591,473	5,922,891	5,164,000	83,524	92,474	75,668	6.06%	6.21%	5.89%

Residential real estate loans	3,496,429	3,476,924	3,188,296	54,049	55,269	51,720	6.27%	6.32%	6.52%
Construction loans	1,545,731	1,503,968	1,472,488	14,102	17,762	23,720	3.70%	4.70%	6.48%
Commercial loans	6,110,754	5,811,459	5,221,823	64,145	81,866	85,440	4.26%	5.60%	6.58%
Finance leases	360,276	369,649	378,002	7,582	7,724	8,288	8.53%	8.31%	8.82%
Consumer loans	1,725,350	1,768,946	1,653,520	48,594	50,904	48,056	11.42%	11.45%	11.69%

Total loans (4) (5)	13,238,540	12,930,946	11,914,129	188,472	213,525	217,224	5.77%	6.57%	7.33%

Total interest-earning assets	$18,830,013	$18,853,837	$17,078,129	$271,996	$305,999	$292,892	5.86%	6.46%	6.90%

Interest-bearing liabilities:
Brokered CDs	$7,461,148	$8,459,932	$7,199,623	$72,833	$86,316	$85,681	3.96%	4.06%	4.79%
Other interest-bearing deposits	4,027,725	3,783,107	3,306,610	25,192	26,941	26,295	2.54%	2.83%	3.20%
Loans payable	297,556	543	—	346	3	—	0.47%	2.25%	0.00%
Other borrowed funds	3,651,695	3,761,002	3,670,829	32,922	38,575	38,494	3.66%	4.08%	4.22%
FHLB advances	1,246,373	1,052,193	1,067,070	8,292	9,001	11,148	2.70%	3.40%	4.20%

Total interest-bearing liabilities (6)	$16,684,497	$17,056,777	$15,244,132	$139,585	$160,836	$161,618	3.39%	3.75%	4.26%

Net interest income				$132,411	$145,163	$131,274

Interest rate spread							2.47%	2.71%	2.64%
Net interest margin							2.85%	3.06%	3.09%

(1)	On an adjusted tax equivalent basis. The adjusted tax equivalent yield was estimated by dividing the interest rate spread on exempt assets by (1 less Puerto Rico statutory tax rate (40.95% for the Corporation’s subsidiaries other than IBEs in 2009, 35.95% for the Corporation’s IBEs in 2009 and 39% for all subsidiaries in 2008)) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on SFAS 159 liabilities are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

(2)	Government obligations include debt issued by government sponsored agencies.

(3)	Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

(4)	Average loan balances include the average of non-accruing loans.

(5)	Interest income on loans includes $2.8 million, $2.3 million and $2.5 million for the first quarter of 2009, fourth quarter of 2008 and first quarter of 2008, respectively, from prepayment penalties and late fees related to the Corporation’s loan portfolio.

(6)	Unrealized gains and losses on SFAS 159 liabilities are excluded from the average volumes.

Table 3. Non-Interest Income

	Quarter Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(In thousands)

Other service charges on loans	$1,529	$1,966	$1,313
Service charges on deposit accounts	3,165	3,170	3,364
Mortgage banking activities	806	919	319
Rental income	449	541	543
Insurance income	2,370	2,247	2,728
Other operating income	4,284	4,304	4,920

Non-interest income before net gain on investments	12,603	13,147	13,187

Gain on VISA shares	—	—	9,342
Net gain on sale of investments	17,838	11,045	6,851
Impairment on investments	(388)	(4,802)	—

Net gain on investments	17,450	6,243	16,193

Total	$30,053	$19,390	$29,380

Table 4. Non-Interest Expenses

	Quarter Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(In thousands)

Employees’ compensation and benefits	$34,242	$34,904	$36,326
Occupancy and equipment	14,774	15,651	14,979
Deposit insurance premium	4,880	2,453	2,346
Other taxes, insurance and supervisory fees	5,793	6,128	5,664
Professional fees — recurring	2,823	2,492	4,560
Professional fees — non-recurring	363	615	499
Servicing and processing fees	2,312	2,264	2,588
Business promotion	3,116	4,415	4,265
Communications	2,127	2,160	2,273
Net loss on REO operations	5,375	9,319	3,256
Other (1)	8,723	6,644	5,431

Total	$84,528	$87,045	$82,187

(1)	Includes core deposit intangible impairment charge of $3.7 million for the quarter ended March 31, 2009.

Table 5. Loan Portfolio
Composition of the loan portfolio including loans held for sale at period-end.

	March 31,	December 31,	March 31,
	2009	2008	2008
		(In thousands)
Residential real estate loans	$3,498,196	$3,491,728	$3,277,686

Commercial loans:
Construction loans	1,561,813	1,526,995	1,484,492
Commercial real estate loans	1,519,267	1,535,758	1,342,644
Commercial loans	4,346,552	3,857,728	3,362,926
Loans to local financial institutions collateralized by real estate mortgages	556,859	567,720	606,041

Commercial loans	7,984,491	7,488,201	6,796,103

Finance leases	352,247	363,883	376,835

Consumer and other loans	1,698,153	1,744,480	1,631,374

Total loans	$13,533,087	$13,088,292	$12,081,998

Table 6. Loan Portfolio by Geography

	Puerto	Virgin	United
As of March 31, 2009	Rico	Islands	States	Total
		(In thousands)
Residential real estate loans, including loans held for sale	$2,645,338	$449,105	$403,753	$3,498,196

Construction loans (1)	875,874	181,083	504,856	1,561,813
Commercial real estate loans	961,066	78,134	480,067	1,519,267
Commercial loans	4,141,868	171,167	33,517	4,346,552
Loans to local financial institutions collateralized by real estate mortgages	556,859	—	—	556,859

Total commercial loans	6,535,667	430,384	1,018,440	7,984,491

Finance leases	352,247	—	—	352,247

Consumer loans	1,535,933	120,503	41,717	1,698,153

Total loans, gross	$11,069,185	$999,992	$1,463,910	$13,533,087

(1)	Construction loans in the United States include approximately $197.8 million of condo-conversion loans.

Table 7. Non-Performing Assets

	March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008
Non-accruing loans:
Residential real estate	$315,385	$274,923	$229,643
Commercial and commercial real estate	197,238	144,301	84,079
Construction	155,494	116,290	61,740
Finance leases	5,599	6,026	4,989
Consumer	38,295	45,635	41,030

	712,011	587,175	421,481

REO (1)	49,434	37,246	33,913
Other repossessed property	12,088	12,794	10,000

Total non-performing assets	$773,533	$637,215	$465,394

Past due loans 90 days and still accruing	$208,339	$471,364	$127,515
Allowance for loan and lease losses	$302,531	$281,526	$210,495
Allowance to total non-accruing loans	42.49%	47.95%	49.94%
Allowance to total non-accruing loans, excluding residential real estate loans	76.28%	90.16%	109.73%

(1)	As of March 31, 2009, December 31, 2008 and March 31, 2008, REO include approximately $15.6 million, $14.8 million and $15.5 million, respectively, of foreclosed properties in the U.S. mainland.

Table 8. Non-Performing Assets by Geography
PUERTO RICO

	March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008
Non-accruing loans:
Residential real estate	$269,311	$244,843	$209,943
Commercial and commercial real estate	148,481	116,027	76,585
Construction	114,029	71,127	31,480
Finance leases	5,599	6,026	4,989
Consumer	34,905	40,313	35,037

	572,325	478,336	358,034

REO	33,144	22,012	17,538
Other repossessed property	11,553	12,221	9,407

Total non-performing assets	$617,022	$512,569	$384,979

Past due loans 90 days and still accruing	$135,905	$220,270	$104,597
VIRGIN ISLANDS

	March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008
Non-accruing loans:
Residential real estate	$8,429	$8,492	$7,379
Commercial and commercial real estate	2,938	3,531	4,437
Construction	2,353	4,113	2,097
Finance leases	—	—	—
Consumer	2,799	3,688	5,286

	16,519	19,824	19,199

REO	662	430	898
Other repossessed property	411	388	376

Total non-performing assets	$17,592	$20,642	$20,473

Past due loans 90 days and still accruing	$1,184	$27,471	$22,918
UNITED STATES

	March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008
Non-accruing loans:
Residential real estate	$37,645	$21,588	$12,321
Commercial and commercial real estate	45,819	24,743	3,057
Construction	39,112	41,050	28,163
Finance leases	—	—	—
Consumer	591	1,634	707

	123,167	89,015	44,248

REO	15,628	14,804	15,477
Other repossessed property	124	185	217

Total non-performing assets	$138,919	$104,004	$59,942

Past due loans 90 days and still accruing	$71,250	$223,623	$—

Table 9. Ratios of Net Charge-Offs to Average Loans

	Quarter Ended
	March 31,	Year Ended December 31,
	2009	2008	2007	2006	2005
Residential real estate loans	0.82%	0.19%	0.03%	0.04%	0.05%
Commercial loans	0.52%	0.51%	0.22%	0.05%	0.10%
Construction loans	2.21%	0.52%	0.26%	0.00%	0.00%
Consumer loans (1)	2.84%	3.19%	3.48%	2.90%	2.06%
Total loans	1.16%	0.87%	0.79%	0.55%	0.39%

(1)	Includes Lease Financing.
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